Euronet Announces Closing of $355 Million Senior Secured Credit Facility

Leawood, Kansas - August 22, 2011-Euronet Worldwide, Inc. (Nasdaq: EEFT), a leading global electronic payments provider and distributor, today announces the closing of an amended and expanded five-year, $355 million senior secured credit facility (“Credit Facility”) with a syndicate of financial institutions. The Credit Facility consists of a $275 million revolving line of credit and an $80 million term loan. It replaces a $100 million revolving line of credit and $126 million term loan maturing April 2012 and April 2014, respectively.

The revolving line of credit allows for borrowings in U.S. dollars, euro, British pound sterling, Australian dollars and/or Indian rupees. Term loan and revolving line of credit borrowings will bear interest at short-term variable interest rates plus a leverage ratio-based margin. Subject to certain conditions, the Company has the option to increase the Credit Facility by up to an additional $205 million by requesting additional commitments from existing or new lenders. The Credit Facility requires the Company to meet certain covenants and conditions and establishes limits for certain restricted payments, including share and subordinated debt repurchases.

“We were very pleased to extend and expand our credit facility by receiving additional commitments from most of the banks in our existing facility and pleased that several new banks joined the group,” comments Rick Weller, Chief Financial Officer of Euronet Worldwide, Inc. “The new Credit Facility gives us the flexibility and liquidity for short-term cash requirements, strategic growth initiatives as well as for general corporate purposes.”

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products. Euronet's global payment network is extensive - including 12,058 ATMs, approximately 53,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 33 countries; card software solutions; a prepaid processing network of approximately 588,000 POS terminals at approximately 276,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 133,000 locations serving 133 countries. With corporate headquarters in Leawood, Kansas, USA, and 44 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company's products and services; foreign currency exchange fluctuations; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

Media Contact:
John Livers
913-327-4200